Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP POSTS 45% NET INCOME INCREASE IN 2006,

MARKING ITS SEVENTH CONSECUTIVE YEAR OF RECORD RESULTS

Financial Highlights Include:

•                  Fourth quarter earnings climb 29%, reaching highest single-period total in company history

•                  Revenues from earning assets rise 52% to $162 million for the year

•                  Total assets and total deposits both increase 15% to new highs

•                  Total capital grows 39% to $147 million

CENTURY CITY, CALIFORNIA (Jan. 30, 2007)—First Regional Bancorp (Nasdaq-GM:  FRGB) today announced that financial results for both the year and the fourth quarter ended December 31, 2006 set new historic highs, as the company continued its consistent record of increasing earnings and selectively building its base of quality assets.

Net income for the fourth quarter totaled a record $10.2 million, an increase of 29 percent from $7.9 million for the same period in 2005, while income per diluted share increased to 78 cents, compared with 61 cents in the comparable period a year ago.

For the full year, net income advanced sharply to $38.3 million, equal to $2.95 per diluted share, compared with $26.5 million or $2.06 per diluted share in 2005.  Earnings for both the year and the quarter have been adjusted to reflect the 3-for-1 stock split effected in August 2006.

At December 31, 2006, assets totaled $2.076 billion, compared with $1.813 billion a year earlier.  Total deposits at year-end were $1.628 billion, up from $1.420 billion in the prior year. Net loans advanced 7% to a total of $1.812 billion at the close of the fiscal year.  During 2006, First Regional added $41 million in capital, primarily through the retention of earnings, bringing total capital to $147 million at year-end, an increase of 39% from December 31, 2005.

Jack A. Sweeney, Chairman and Chief Executive Officer, commented:  “2006 represented another year of outstanding financial results, as First Regional achieved its seventh consecutive year in which earnings advanced to new record levels.  During this remarkable period, we expanded our network of regional offices within the Southern California market, augmented our team of talented and productive bankers, added new services and capabilities, grew our assets to more than $2 billion, and increased our capital base substantially.  Reflecting these achievements, our stock price (adjusted for the August 2006 3-for-1 stock split) has risen steadily in recent years.”

“Our record results of the past year reflected a solid banking performance in a generally positive environment.  First Regional continues to reap the benefits of the portfolio of profitable, high quality assets which we have built in recent years.  We also benefited from the Federal Reserve’s actions to increase interest rates in the first half of 2006.  Revenues from earning assets increased to $162 million in 2006, a 52 percent increase over the prior year.”

“Although our growth was substantial in 2006, we continue to maintain a conservative posture, with an emphasis on managing risk and enhancing operating efficiency. The high quality of our assets and the solid investment returns we derive from them represent the foundation of our ongoing success.  Reflecting First Regional’s excellent credit quality, nonperforming assets amounted to just $14,000 at year-end.

Mr. Sweeney concluded:  “It is possible that the operating environment may prove more challenging in the coming year.  There are uncertainties regarding the continuing health of the economy.  Possible downward movements in interest rates could have the effect of reducing our net interest margins.  Falling housing prices and home mortgage delinquencies, while the subject of much news coverage of late, are not areas in which First Regional has much direct exposure, but other declines in the California real estate industry could have an impact.  Despite these potential challenges, we remain optimistic based on our dedication to the proven strategies that have long served us well.  Those strategies will guide our lending and deposit gathering operations as we move forward.

“Moreover, we will continue to benefit from our existing portfolio of high quality assets, our experienced management team, and our solid financial strength.  With extensive experience gathered in good times and bad, we are well prepared to address the challenges and opportunities ahead.”

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of December 31	2006	2005

ASSETS:
Cash and due from banks	$72,134	$67,964
Federal funds sold	103,860	0
Cash and cash equivalents	175,994	67,964

Investment securities	27,485	7,507
Federal Home Loan Bank stock - at cost	12,385	9,870
Loans - net	1,812,489	1,688,357
Premises and equipment - net	3,838	3,581
Accrued interest receivable and other assets	44,048	35,654

Total assets	$2,076,239	$1,812,933

LIABILITIES AND CAPITAL:
Demand deposits	$468,547	$446,098
Savings deposits	60,443	55,394
Money market deposits	865,434	735,237
Time deposits	233,335	183,492

Total deposits	1,627,759	1,420,221

Funds purchased	0	0
Federal Home Loan Bank advances	190,000	210,000
Subordinated debentures	92,785	61,857
Accrued interest payable and other liabilities	18,685	14,821

Total liabilities	1,929,229	1,706,899

Stated capital	52,167	49,527
Retained earnings	94,869	56,534
Net unrealized gains (losses) on available-for-sale securities	(26)	(27)

Total capital	147,010	106,034

Total liabilities and capital	$2,076,239	$1,812,933

Book value per share outstanding (1)	$12.05	$8.76

Total shares outstanding (1)	12,200,091	12,110,325

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)		(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Interest on loans	$42,416	$32,581	$160,733	$105,747
Interest on federal funds sold	179	26	308	174
Interest on investment securities	253	51	672	265

Total interest income	42,848	32,658	161,713	106,186

Interest on deposits	11,851	6,437	38,819	16,224
Interest on subordinated debentures	1,750	967	6,259	2,726
Interest on FHLB advances	1,232	992	8,174	3,785
Interest on other borrowings	0	0	4	4

Total interest expense	14,833	8,396	53,256	22,739

Net interest income	28,015	24,262	108,457	83,447

Provision for loan losses	437	1,490	4,328	5,695

Net interest income after provision for loan losses	27,578	22,772	104,129	77,752

Other operating income	1,962	1,678	8,342	6,424

Salaries and related benefits	8,354	7,099	30,249	24,426
Occupancy expenses	739	612	2,797	2,603
Other operating expenses	3,395	2,971	12,997	11,027

Total other operating expenses	12,488	10,682	46,043	38,056

Income before provision for income taxes	17,052	13,768	66,428	46,120

Provision for income taxes	6,832	5,864	28,092	19,595

Net income	$10,220	$7,904	$38,336	$26,525

	(000’s omitted)		(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Net income per share (1)
Basic	$0.84	$0.65	$3.15	$2.20
Diluted	$0.78	$0.61	$2.95	$2.06

Average shares outstanding (1)	12,194,155	12,104,163	12,164,867	12,057,735
Diluted average shares (1)	13,057,802	12,934,620	13,007,799	12,875,817

Average equity	$141,574	$101,142	$125,851	$90,456
Average assets	$1,984,564	$1,685,533	$1,936,410	$1,477,252
Return on average equity (%)	28.64	31.00	30.46	29.32
Return on average assets (%)	2.04	1.86	1.98	1.80
Efficiency ratio (%)	41.66	41.18	39.42	42.35
Number of employees	263	219
Assets per employee (000s)	$7,894	$8,278

CREDIT QUALITY

Beginning reserve for loan losses (000s)	$20,131	$16,275	$17,577	$11,825
Loan loss provisions	437	1,490	4,328	5,695
Loan recoveries	100	10	100	140
Loan chargeoffs	0	0	1,028	35
Net change in allowance for unfunded loan commitments	-44	-198	-353	-48
Ending reserve for loan losses (000s)	$20,624	$17,577	$20,624	$17,577

Nonperforming assets (000s)	$14	$2,212
Nonperforming assets / gross loans (%)	0.00	0.13
Reserve for loan losses / nonperforming assets (%)	147314.29	794.62
Reserve for loan losses / gross loans (%)	1.13	1.03

(1) Amounts have been restated to reflect 3-for-1 stock split effected August 21, 2006.

	(000s omitted)
	For the Three Months Ended December 31,
	2006			2005
	Average Balance	Interest	Average Yield/Cost (%)	Average Balance	Interest	Average Yield/Cost (%)

Gross loans	$1,844,693	$42,416	9.12	$1,592,002	$32,581	8.12
Federal funds sold	11,985	179	5.93	2,609	26	3.95
Investment securities	24,772	253	4.05	7,760	51	2.61
Total earning assets	$1,881,450	$42,848	9.04	$1,602,371	$32,658	8.09

Deposits	$1,647,048	$11,851	2.85	$1,420,641	$6,437	1.80
Federal Home Loan Bank advances	90,652	1,232	5.39	95,142	992	4.14
Subordinated debentures	92,785	1,750	7.48	61,857	967	6.20
Funds purchased	0	0	0.00	4	0	0.00
Total bearing liabilities	$1,830,485	$14,833	3.21	$1,577,644	$8,396	2.11

Net interest spread (1)			5.82			5.97

Net interest margin (2)			5.91			6.01

(1) Net interest spread represents the average yield earned on earning assets less the average cost of bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

	(000s omitted)
	For the Twelve Months Ended December 31,
	2006			2005
	Average Balance	Interest	Average Yield/Cost (%)	Average Balance	Interest	Average Yield/Cost (%)

Gross Loans	$1,810,347	$160,733	8.88	$1,380,743	$105,747	7.66
Federal funds sold	5,946	308	5.18	6,429	174	2.71
Investment Securities	16,822	672	3.99	11,284	265	2.35
Total Earning Assets	$1,833,115	$161,713	8.82	$1,398,456	$106,186	7.59

Deposits	$1,550,369	$38,819	2.50	$1,217,171	$16,224	1.33
Federal Home Loan Bank Advances	163,992	8,174	4.98	115,717	3,785	3.27
Subordinated Debentures	85,328	6,259	7.34	46,605	2,726	5.85
Funds Purchased	34	4	11.76	117	4	3.42
Total Bearing Liabilities	$1,799,723	$53,256	2.96	$1,379,610	$22,739	1.65

Net Interest Spread (1)			5.86			5.94

Net Interest Margin (2)			5.92			5.97

(1) Net interest spread represents the average yield earned on earning assets less the average cost of bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

The following is a schedule of new loans booked (not including loan renewals) by First Regional’s subsidiary, First Regional Bank, during each month of the third and fourth quarters of 2006:

Month	New Loans Booked
(000’s omitted)
July	$128,383
August	101,667
September	124,757
Third Quarter Total	$354,807

October	$76,541
November	74,193
December	160,091
Fourth Quarter Total	$310,825

The following is a schedule describing the primary components of First Regional Bank’s loan portfolio as of December 31, 2006 and 2005:

	Disbursed Balance as of December 31, 2006	Percentage of Total	Disbursed Balance as of December 31, 2005	Percentage of Total
	(000’s omitted)		(000’s omitted)
Commercial Real Estate Loans
Construction Loans	$380,026	20.6%	$222,439	13.0%
Mini-Perm Loans	216,792	11.8%	317,591	18.5%
Bridge Loans	985,786	53.6%	923,812	53.9%
Other	31,545	1.7%	78,910	4.6%
	1,614,149	87.7%	1,542,752	90.0%
Commercial Non-Real Estate Secured Loans	$226,578	12.3%	$171,105	10.0%
Total loans	$1,840,727	100.0%	$1,713,857	100.0%
Less - Allowance for loan losses	20,624		17,577
- Deferred loan fees	7,614		7,923
Net Loans	1,812,489		1,688,357

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.